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                                                                    EXHIBIT 11.1


             RECOGNITION INTERNATIONAL INC. AND SUBSIDIARIES
            COMPUTATION OF PRIMARY EARNINGS (LOSS) PER SHARE
                               (Unaudited)
                      (thousands, except per share)


                                        Three months ended   Nine months ended
                                              July 31,            July 31,
                                        ------------------  ------------------
                                           1994     1993      1994      1993
                                        --------  --------  --------   -------
Primary:
Net income (loss)                       $(26,426) $ 2,440   $(27,161)  $ 4,242
                                        ========  =======   ========   =======

Shares:
  Weighted average shares
    outstanding, net of treasury
    shares                                15,056   14,495     14,965    12,907
  Net shares issuable on exercise
    of certain stock options                 418    1,071        730     1,090
                                        --------  -------   --------   -------

  Weighted average shares
    outstanding, as adjusted              15,474   15,566     15,695    13,997
                                        ========  =======   ========   =======

  Earnings (loss) per share -
    primary                             $  (1.71) $   .16   $  (1.73)  $   .30
                                        ========  =======   ========   =======

Fully Diluted (A):
Earnings:
  Net income (loss)                     $(26,426) $ 2,440   $(27,161)  $ 4,242
  Add after tax interest expense
    applicable to 7 1/4% convertible
    subordinated debentures                  919      919      2,756     2,756
                                        --------  -------   --------   -------

  Net income (loss), as adjusted        $(25,507) $ 3,359   $(24,405)  $ 6,998
                                        ========  =======   ========   =======

Shares:
  Weighted average shares
    outstanding, net of treasury
    shares                                15,056   14,495     14,965    12,907
  Shares issuable assuming
    conversion of 7 1/4% convertible
    subordinated debentures                3,088    3,088      3,088     3,088
  Net shares issuable on exercise
    of certain stock options                 418    1,071        730     1,090
                                        --------  -------   --------   -------

  Weighted average shares
    outstanding, as adjusted              18,562   18,654     18,783    17,085
                                        ========  =======   ========   =======

Earnings (loss) per share -
  fully diluted                         $  (1.37) $   .18   $  (1.30)  $   .41
                                        ========  =======   ========   =======


Note A: This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.